Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-270053, 333-270053-01, 333-270053-02, 333-270053-03,

 333-270053-04, 333-270053-05, 270053-06 and 270053-07

Ares Management Corporation

$750,000,000 5.600% SENIOR NOTES DUE 2054

PRICING TERM SHEET

October 9, 2024

This pricing term sheet should be read together with the Preliminary Prospectus Supplement dated October 9, 2024 to the Prospectus dated February 27, 2023.

Issuer:	Ares Management Corporation

Guarantors:	Each of Ares Holdings L.P., Ares Management LLC, Ares Finance Co. LLC, Ares Finance Co. II LLC, Ares Finance Co. III LLC, Ares Finance Co. IV LLC and Ares Investments Holdings LLC

Anticipated Ratings*:	BBB+ by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. A- by Fitch Ratings, Inc.

Legal Format:	SEC-Registered

Trade Date:	October 9, 2024

Settlement Date**:	October 11, 2024 (T+2)

Principal Amount:	$750,000,000

Maturity Date:	October 11, 2054

Benchmark Treasury:	UST 4.625% due May 15, 2054

Benchmark Treasury Price and Yield:	104-16 / 4.353%

Spread to Benchmark Treasury:	+130 bps

Yield to Maturity:	5.653%

Issue Price (Price to Public):	99.239% of principal amount

Coupon (Interest Rate):	5.600%

Interest Payment Dates:	April 11 and October 11, commencing April 11, 2025

Optional Redemption:	The notes may be redeemed prior to maturity in whole at any time or in part from time to time at our option at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a “make-whole” redemption price (T+20 bps), in either case, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; provided, however, that if the Issuer redeems any notes on or after April 11, 2054 (the date falling six months prior to the Maturity Date of the notes), the redemption price for the notes will be equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

CUSIP / ISIN:	03990B AB7 / US03990BAB71

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. RBC Capital Markets, LLC SMBC Nikko Securities America, Inc. Truist Securities, Inc.

Co-Managers:

Ares Management Capital Markets LLC

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

UBS Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

AmeriVet Securities, Inc.

Loop Capital Markets LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each of the ratings above should be evaluated independently of any other security rating.

** It is expected that delivery of the notes will be made against payment therefor on or about October 11, 2024, which will be the second business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day immediately before settlement will be required, by virtue of the fact that the notes initially will settle in “T+2”, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to the business day immediately before settlement should consult their own advisors.

The issuer has filed a registration statement (including a prospectus), as amended by post-effective amendment no. 1 thereto, and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the related prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the preliminary prospectus supplement and prospectus from (ii) Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014, Attention: Prospectus Department, by email at prospectus@morganstanley.com or toll-free at 1-866-718-1649 or (ii) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146 or email: prospectus@citi.com.